Media:  Joe Stroop            Investors:  Dianne Douglas
        (972) 652-4743                    (972) 652-7294
        joe_stroop@afcc.com               dianne_douglas@afcc.com


THE ASSOCIATES EARNINGS: BEST THIRD QUARTER EVER


  DALLAS, October 14, 1997 -- Associates First Capital Corporation (The Associates) today announced that its net earnings for the third quarter of 1997 reached $0.78 per share, a record for the company. Net earnings for the three months ended September 30, 1997, were $270.9 million, an 18% increase over the same period a year ago.
   For the first nine months of 1997, net earnings were $753.7 million, or $2.18 per share, which is a 21% improvement over the same period of 1996.
   "We are pleased to report continued earnings growth for the first nine months of 1997," said Keith W. Hughes, chairman and chief executive officer of The Associates. "We achieved strong and balanced growth during the third quarter and continued to devote a great deal of energy to managing the fundamentals margins, efficiency and credit quality. These results establish a solid foundation for the balance of 1997 and beyond."
   Mr. Hughes attributed the improvement in earnings to growth in earning assets combined with stable profitability.
   "The earnings we report for this quarter are based upon the quality growth that we have added in the past year," Mr. Hughes added. "Similarly, the growth we report for this quarter will help drive earnings going forward."
   Net finance receivables at September 30, 1997 reached a record level of $52.7 billion, a 14% increase over the same period a year ago. The components were $36.2 billion in consumer net finance receivables, which was a 15% increase over the prior year, and $16.5 billion in commercial net finance receivables, up
14%.   In addition, The Associates services $3.1 billion in
securitized finance receivables, comprised of manufactured housing and recreational vehicle loans. Total managed assets at September 30, 1997 were a record $57.5 billion, an increase of 17% over the same period a year ago.

                              (more)

Operating Unit Highlights

* U.S. consumer branch operations showed continued internal growth in its real estate and personal loan portfolios. The company continued to increase its emphasis on centralized lending services and to prepare for the opening of the Texas home equity
market   should Texans vote on November 4 to remove a century-old
prohibition against home equity lending.
* Commercial operations grew to $20 billion in managed net finance receivables, principally through internal growth. The manufactured housing business showed strong growth during each month of the third quarter. Truck and equipment growth also remained strong.
* Credit card operations showed a significantly higher level of earning assets compared to the prior year as earlier acquisitions continued to contribute. In addition, the company has signed an exclusive agreement to make its Voyager fleet services credit card available to all Visa member banks nationwide. Voyager, recognized as the premier fleet management card system in the United States, was part of the Texaco operation acquired earlier this year. In addition, the Credit Card business opened three state-of-the-art operations and processing centers in Dallas and Wilmington, Del. and Manchester, England.
* International operations acquired Superior Acceptance Corporation, Canada's largest independent finance company, with 91 offices. Other growth activity during the quarter included adding 33 new consumer branches in other international markets including Japan, Mexico and Puerto Rico.

                      Company Description
  Associates First Capital Corporation (NYSE: AFS) is a leading diversified finance company providing consumer and commercial finance, leasing and related services through 2,343 offices in the U.S. and worldwide. Based in Dallas, it is an indirect, majority-owned subsidiary of Ford Motor Company. On October 8, 1997, Ford announced a plan to spin off its remaining shares in The Associates to current Ford shareholders.
                              # # #
(TABLE FOLLOWS)
               FINANCIAL HIGHLIGHTS

                                                        Three Months Ended or at               Nine Months Ended or at
($ millions - except earnings per share)                 9/30/97      9/30/96      % Change     9/30/97      9/30/96      % Change

Net earnings
     Amount                                           $     270.9  $     230.2           18  $     753.7  $     622.7           21
     Return on average equity <F1>                          18.34 %      17.79 %                   17.65 %      16.94 %
     Return on average adjusted equity <F1> <F2>            21.74        21.69                     21.08        20.97
     Return on average assets <F1> <F3>                      2.01         1.95                      1.94         1.91
Net earnings per share                                $      0.78  $      0.66           18  $      2.18  $      1.79           21

Stockholders' equity                                                                         $   6,016.6  $   5,254.7           14
Net finance receivables
     Consumer finance                                                                        $  36,178.2  $  31,534.7           15
     Commercial finance                                                                         16,499.6     14,490.4           14
          Total net finance receivables                                                      $  52,677.8  $  46,025.1           14

Total assets                                                                                 $  54,354.6  $  47,550.6           14
Total managed assets                                                                         $  57,507.7  $  49,337.3           17
Total revenue                                         $   2,118.1  $   1,843.6           15  $   6,094.3  $   5,205.6           17
Net interest margin (as a % of ANR) <F3>                     9.30 %       9.21 %                    9.39 %       9.25 %
Efficiency ratio                                             44.2         44.4                      43.2         44.5

                                                        Three Months Ended or at               Nine Months Ended or at
                                                          9/30/97      6/30/97                  9/30/97      9/30/96
Credit Quality:
     60+days contractual delinquency                         2.38 %       2.25 %                    2.38 %       2.05 %
     Credit losses (as a % of ANR)                           2.45         2.45                      2.40         1.95
     Allowance for losses on finance receivables
          Amount                                      $   1,891.4  $   1,849.5               $   1,891.4  $   1,535.1
          Percent of net finance receivables                 3.59 %       3.58 %                    3.59 %       3.34 %
          Loss Coverage (Trailing 4 Qtrs)                    1.62         1.70                      1.62         1.93

     <F1>  The 1996 return on equity, return on adjusted equity and return on assets have been restated to exclude a $1,850 million dividend related to the IPO.  If included, these returns for the nine months ended September 30, 1996 would have  been
           18.57%, 23.62%, and 1.87%, respectively.
     <F2>  Excludes push-down goodwill created by Ford acquisition of foreign affiliates in 1989.
     <F3>  Adjusted to exclude IPO  related charges in nine months ended September 30, 1996.

     ANR =  Average Net Receivables

/TABLE

          QUARTERLY FINANCIAL SUPPLEMENT

Statement of Earnings
                                                     Three Months Ended or at               Change from Prior Year
Consolidated ($ millions)                            9/30/97      6/30/97      9/30/96        Amount      Percent
Revenue
     Finance charges                              $    1,935.3  $   1,872.4  $   1,680.7  $     254.6         15.1 %
     Insurance premiums                                  105.5        105.3        104.0          1.5          1.4
     Investment and other income                          77.3         71.8         58.9         18.4         31.2
                                                       2,118.1      2,049.5      1,843.6        274.5         14.9

Expenses
     Interest expense                                    718.8        679.6        637.7         81.1         12.7
     Operating expenses                                  603.0        571.6        518.5         84.5         16.3
     Provision for losses on finance receivables         328.5        372.6        267.4         61.1         22.8
     Insurance benefits paid or provided                  34.7         36.7         38.7         (4.0)       (10.3)
                                                       1,685.0      1,660.5      1,462.3        222.7         15.2
Earnings before provision for income taxes               433.1        389.0        381.3         51.8         13.6
Provision for income taxes                               162.2        144.0        151.1         11.1          7.3
Net earnings                                      $      270.9  $     245.0  $     230.2  $      40.7         17.7 %
Average Net Finance Receivables                   $   52,334.4 $   50,416.7 $   45,280.7 $    7,053.7         15.6 %
Balance Sheet Items ($ millions)
Total assets:
     End of period                                 $  54,354.6  $  53,041.2  $  47,550.6  $   6,804.0         14.3 %
     Average                                          53,914.5     51,963.6     47,263.7      6,650.8         14.1
Managed Assets                                        57,507.7     55,507.9     49,337.3      8,170.4         16.6
Debt                                                  46,584.3     45,579.4     40,790.0      5,794.3         14.2
Stockholders' equity:
     End of period                                     6,016.6      5,821.0      5,254.7
     Per share (whole $)                                 17.37        16.80        15.16
     Average                                           5,906.4      5,690.0      5,176.3

Debt-to-equity                                            7.74 x       7.82 x       7.75 x
Debt-to-adjusted equity <F1>                              8.85         9.10         9.27
Key Ratios
     Net interest margin                                  9.30 %       9.47 %       9.21 %
     Efficiency ratio                                     44.2         42.9         44.4
     Net earnings per share (whole $)             $       0.78  $      0.71  $      0.66  $      0.12         17.7 %
     Equivalent shares for EPS calculation             346,423      346,411      346,654         (231)        (0.1)

    <F1>  Excludes push-down goodwill created by Ford acquisition of foreign affiliates in 1989.

          QUARTERLY FINANCIAL SUPPLEMENT

Receivables/Servicing Portfolios
                                                                                            Change from Prior Year
Receivables ($ millions)                              9/30/97      6/30/97      9/30/96       Amount      Percent
Consumer
     Home equity lending                           $  18,255.4  $  17,547.2  $  16,743.2  $   1,512.2          9.0 %
     Personal lending and retail sales finance         8,581.2      8,385.4      7,324.7      1,256.5         17.2
     Credit card                                       8,094.7      8,240.4      5,970.6      2,124.1         35.6
     Manufactured housing                              1,246.9      1,373.8      1,496.2       (249.3)       (16.7)
                                                      36,178.2     35,546.8     31,534.7      4,643.5         14.7

Commercial
     Truck and truck trailer                           9,200.5      8,970.6      8,449.2        751.3          8.9
     Equipment                                         5,027.9      4,887.4      4,434.6        593.3         13.4
     Other                                             2,271.2      2,212.4      1,606.6        664.6         41.4
                                                      16,499.6     16,070.4     14,490.4      2,009.2         13.9
       Net finance receivables                     $  52,677.8  $  51,617.2  $  46,025.1  $   6,652.7         14.5 %

                                                     Three Months Ended or at               Change From Prior Year
Servicing Portfolios ($ millions)                    9/30/97      6/30/97      9/30/96        Amount     Percent
Manufactured Housing
Outstanding net receivables:
     End of period                                 $   1,927.3  $   1,587.1  $     913.4  $   1,013.9        111.0 %
     Average                                           1,757.2      1,616.3        916.8        840.4         91.7
Finance charge yield                                     11.20 %      11.27 %      11.11 %       0.09 pts.
60+days contractual delinquency                           1.12         1.05         0.28         0.84
Credit losses (as a % of  ANR)                            1.29         0.76         0.05         1.24
Recreational Vehicles
Outstanding net receivables:
     End of period                                 $   1,145.6  $     879.6  $     873.3  $     272.3         31.2
     Average                                             964.3        928.1        769.7        194.6         25.3
Finance charge yield                                      9.49 %       9.48 %       9.50 %      (0.01)pts.
60+days contractual delinquency                           0.05         0.07         0.05            -
Credit losses (as a % of ANR)                             0.46         0.34         0.32         0.14
Total Servicing Portfolios
Outstanding net receivables:
     End of period                                 $   3,072.9  $   2,466.7  $   1,786.7  $   1,286.2         72.0
     Average                                           2,721.5      2,544.4      1,686.5      1,035.0         61.4
Finance charge yield                                     10.59 %      10.62 %      10.37 %       0.22pts.
60+days contractual delinquency                           0.71         0.70         0.17         0.54
Credit losses (as a % of ANR)                             1.00         0.63         0.18         0.82

          QUARTERLY FINANCIAL SUPPLEMENT

Credit Quality/Credit Loss Reserves
                                                     Three Months Ended or at
60+Days Contractual Delinquency                      9/30/97      6/30/97      9/30/96
Consumer
     Home equity lending                                  2.28 %       2.12 %       1.95 %
     Personal lending and retail sales finance            3.40         3.34         3.05
     Credit card                                          3.99         3.81         4.18
     Manufactured housing                                 1.34         1.00         1.24
          Total Consumer                                  2.90         2.75         2.58

Commercial
     Truck and truck trailer                              1.50         1.53         1.17
     Equipment                                            1.30         0.94         0.76
          Total Commercial                                1.31         1.20         0.93

              Total                                       2.38 %       2.25 %       2.05 %

Net Credit Losses to ANR

Consumer
     Home equity lending                                  1.02 %       1.05 %       0.89 %
     Personal lending and retail sales finance            5.47         5.29         5.14
     Credit card                                          7.07         7.27         6.62
     Manufactured housing                                 0.68         0.46         0.97
          Total Consumer                                  3.43         3.50         2.97

Commercial
     Truck and truck trailer                              0.33         0.30         0.35
     Equipment                                            0.36         0.36         0.42
          Total Commercial                                0.30         0.30         0.33

              Total                                       2.45 %       2.45 %       2.14 %

Credit Loss Reserves

Allowance for losses:
     Balance at end of period                     $    1,891.4  $   1,849.5  $   1,535.1
     To net finance receivables                           3.59 %       3.58 %       3.34 %
     Multiple to net credit losses (Trailing 4 Qtrs)      1.62 x       1.70 x       1.93 x